Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FiscalNote Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	500,000	$1.17	$585,000	0.0001476	$86.35

Total Offering Amount/Registration Fee					$585,000		$86.35

Total Fee Offsets							N/A

Net Fees Due							$86.35

1.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Common Stock”), that become issuable under the 2024 Inducement Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

2.

Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 9, 2024, which date is within five business days prior to the filing of this Registration Statement.